                                                                    EXHIBIT 99.1

theglobe.com [LOGO]



        theglobe.com ANNOUNCES FINANCIAL RESULTS for FIRST QUARTER 1999 Leading Online Network Demonstrates Strong E-commerce and M&A Strategy; 83% of
                          Advertisers Consumer Brands


 NEW YORK, N.Y.   May 3, 1999- theglobe.com (Nasdaq: TGLO) one of the world's leading online networks, today reported results from the first quarter of 1999.

Revenues for the quarter ended March 31, 1999 rose to $3.2 million, an increase of 711% from $0.4 million a year earlier.


Pro forma net loss for the quarter, which excludes amortization of purchased intangibles was $4.9 million or $0.47 per share. This compares to a loss of $2.0 million or $0.76 a share for the first quarter of 1998 and a loss of $4.5 million or $0.76 a share for the fourth quarter of 1998. Weighted average shares outstanding for the quarters ending March 31, 1999, March 31,1998 and December 31, 1998 were 10,554,834, 2,604,267, and 5,962,379 respectively.


Net loss for the current quarter, including $1.4 million in amortization of purchased intangibles, was $6.3 million or $0.59 per share, compared with $2.0 million or $0.76 per share for the quarter ended March 31, 1998 and $4.5 million or $0.76 a share for the quarter ended December 31, 1998. Days sales outstanding for theglobe.com declined to 68 days at March 31, 1999, down from 73 days at December 31, 1998; an improvement of 5 days.


   "In 1999 we have begun our foray into e-commerce and continued our global expansion of users," stated Todd Krizelman, co-CEO, theglobe.com. "We also began an M&A strategy that has allowed us to acquire both an online department store, now called shop.theglobe.com, and one of the leading game properties, the Attitude Network, which includes Happy Puppy, Games Domain and Kids Domain.

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Users grew to approximately 10.2* million in March 1999.  This number does not include the Attitude Network audience.


Recent Highlights


     Acquistions


  -- In February, theglobe.com acquired Azazz!, an online department store now integrated into our site as shop.theglobe.com. According to the BizRate report,
        Azazz! scored one of the highest grades among consumers in 1998.

-- In April, the Company, through its acquisition of Attitude Network, acquired two of the leading American and European game sites, Happy Puppy and Games Domain.

83% Consumer Brand Advertisers


-- theglobe.com also announced that consumer brands represented approximately 83% of the number of advertisers in the first quarter. New advertisers included:
Pepsi, Toyota, British Airways, Accutane, MediaOne, JetFax (eFax), Progressive Insurance, Monster.com, Discover Card, Egghead, Forbes, Nabisco and Scudder Funds.


Frank Joyce, CFO of theglobe.com said, "Strong revenue growth along with a continued focus on the expense side of the business has resulted in another strong quarter for theglobe.com. As in the last quarter, the average commitment per advertiser again increased 20% from the prior quarter."



                             StrategicPartnerships

  In March, theglobe.com developed strategic partnerships to enhance both the commerce and content of the site including:

-  Boxlot Auctions agreed to pay $2.25 million over two years to become the co-
                  branded auction partner for globeAuctions.

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-  Fox Sports Online, a premier sports site on the Internet, has teamed up with
   theglobe.com, to deliver daily sports news to the site's popular sports theme.

- MarketWatch.com, one of the top web sites for investors as rated by Barron's, agreed to deliver personal finance analysis and editorial columns to theglobe.com users.

- Hachette New Media agreed to provide editorial from Car & Driver, Road & Track and Motor Trend for a new Auto Theme.

Added Stephan Paternot, co-CEO of theglobe.com, "theglobe.com has developed into a media network which is attracting new forms of revenue as our e-commerce and advertising partners realize the value of doing business with theglobe.com. We intend to continue to build our international presence, in users and services, to enable us to compete in the global markets which are growing at an accelerated pace."


     Stock Split


Last month, the Board of Directors approved a two for one stock split of its common shares. The stock will split and be distributed to shareholders on May 14, 1999, in the nature of a stock dividend for all shareholders of record on May 3, 1999.


"State of the art" facilities



The Company completed the transition to its new Staten Island Server Facility
(SISF) during the first quarter. SISF is a state of the art data processing facility located on the campus of the New York Teleport in Staten Island, New
York.   The relocation to SISF has allowed the Company to expand its capacity significantly. The Company has increased Internet connectivity over 180% from 90Mb to 255Mb since bringing SISF online, and has been able to make similar upgrades to database, web server, and file server capacity. The state of the art security, environmental controls, and information infrastructure of SISF should allow the Company to continue to increase capacity while providing higher quality of service to users.

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theglobe.com network is one of the world's leading online destinations with approximately 10.2 million users* in the United States and abroad. The intuitive design has been constructed to foster a user's creative and interactive experience, and provides members with a wide selection of services and content. As their online home, theglobe.com offers users a full service department store, person-to-person auctions, popular games, the latest news, stock quotes, free e-mail, chat events, discussion groups, and the ability to read or create personalized member pages.


Forward-Looking Statements: This news release contains forward-looking statements, which are based on current expectations and involve a number of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the theglobe.com. These factors include, but are not limited to, the limited operating history and early development stage of the company; its lack of profitability and anticipation of continued losses; unpredictability and potential fluctuations in future revenues; dependence on new product introductions achieving significant market acceptance and the uncertainties of consumer preferences; the acceptance of the Web as an advertising medium; dependence on member-generated content; risks of rapid technological changes; intense competition; and the general risks associated with Internet-based businesses. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission including, without limitation, under "Risk Factors" set forth in theglobe.com's registration statement on Form S-1. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

theglobe.com and theglobe.com logo are service marks of theglobe.com, Inc.


* Source: DoubleClick, as audited by ABC Interactive (March 1999).

Does not include Attitude Network users.

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theglobe.com
Unaudited Pro Forma Consolidated
Statements of Operations


                                                                           Three Months Ended
                                                                                March 31,
                                                               ------------------------------------------
                                                                       1999                 1998
---------------------------------------------------------------------------------------------------------
                                                                         Dollars in thousands,
                                                                         except per share data
                                                               ------------------------------------------
Revenues                                                                $3,192               $394
Cost of revenues                                                         1,323                213
                                                               ----------------------------------------
         Gross profit                                                    1,869                181

Operating expenses:
         Sales and marketing                                             2,060              1,411
         Product development                                             2,114                 85
         General and administrative                                      2,754              1,098
                                                               ----------------------------------------
         Total operating expenses                                        6,928              2,594

     Operating loss                                                     (5,059)            (2,413)

Other income                                                               195                456
                                                               ----------------------------------------
     Loss before provision for income taxes                             (4,864)            (1,957)

Provision for income taxes                                                  46                 16
                                                               ----------------------------------------

     Pro forma net loss                                                $(4,910)           $(1,973)
                                                               ========================================

Pro forma net loss per share basic and diluted (1)
                                                                         (0.47)             (0.76)
                                                               ========================================

Weighted average shares outstanding (1)                             10,544,834          2,604,267
                                                               ========================================


Note: The above pro forma consolidated statement of operations for the three months ended March 31, 1999 excludes $1,360 of amortization of purchased intangibles relating to the acquisition of factorymall.com

(1) Weighted average shares outstanding and pro forma net loss per share do not give effect to the stock split that will be distributed to shareholders on May 14, 1999.

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theglobe.com, inc.
Unaudited Consolidated Statements of Operations


                                                                           Three Months Ended
                                                                                March 31,
                                                               ------------------------------------------
                                                                       1999                 1998
---------------------------------------------------------------------------------------------------------
                                                                         Dollars in thousands,
                                                                         except per share data
                                                               ----------------------------------------
Revenues                                                                $3,192               $394
Cost of revenues                                                         1,323                213
                                                               ----------------------------------------
         Gross profit                                                    1,869                181

Operating expenses:
         Sales and marketing                                             2,060              1,411
         Product development                                             2,114                 85
         General and administrative                                      2,754              1,098
         Amortization of purchased intangibles                           1,360                  -
                                                               ----------------------------------------
         Total operating expenses                                        8,288              2,594

     Operating loss                                                     (6,419)            (2,413)

Other income                                                               195                456
                                                               ----------------------------------------

     Loss before provision for income taxes                             (6,224)            (1,957)

Provision for income taxes                                                  46                 16
                                                               ----------------------------------------
     Net loss                                                          $(6,270)           $(1,973)
                                                               ========================================

Net loss per share basic and diluted (1)                                 (0.59)             (0.76)
                                                               ========================================

Weighted average shares outstanding (1)                             10,544,834          2,604,267
                                                               ========================================



(1) Weighted average shares outstanding and net loss per share do not give effect to the stock split that will be distributed to stockholders on May 14, 1999.

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